                                                                      Exhibit 11


                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                       (in millions except per share data)


                                                            Six Months Ended             Three Months Ended
                                                                 June 30,                      June 30,
                                                         -----------------------       -----------------------
                                                           2002           2001           2002           2001
                                                         --------       --------       --------       --------
Basic earnings per share:

    Net income ...................................       $    110       $    122       $     35       $     49
                                                         ========       ========       ========       ========

    Average shares outstanding ...................            162            162            162            161
                                                         ========       ========       ========       ========

    Net income per common share ..................       $    .68       $    .75       $    .22       $    .30
                                                         ========       ========       ========       ========


Diluted earnings per share:

    Net income ...................................       $    110       $    122       $     35       $     49

    Interest on convertible senior debenture, net
    of tax .......................................           --             --             --             --
                                                         --------       --------       --------       --------

    Net income for per share calculation-(diluted)       $    110       $    122       $     35       $     49
                                                         ========       ========       ========       ========

    Average shares outstanding ...................            162            162            162            161

    Effect of dilutive securities:

       5.5% convertible senior debentures ........           --                1           --                1

       Stock options .............................              2              1              2              2
                                                         --------       --------       --------       --------

    Average share outstanding -- (diluted) .......            164            164            164            164
                                                         ========       ========       ========       ========

    Net income per common share -- (diluted) .....       $    .67       $    .74       $    .21       $    .30
                                                         ========       ========       ========       ========


ANTI-DILUTIVE SECURITIES

Options to purchase 590 thousand shares of the Company's common stock with exercise prices ranging from $42.87 to $45.37 per share were outstanding at June 30, 2002, and 953 thousand shares with exercise prices ranging from $38.39 to $45.37 per share were outstanding at June 30, 2001. The shares were not included in the computation of diluted earnings per share for either the six-month or three-month periods ended June 30, 2002 and 2001, since inclusion of these options would have anti-dilutive effects, as the options exercise prices exceeded the respective average market prices of the Company's shares.



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